As filed with the Securities and Exchange Commission on March 21, 2014

Registration No. 333-193984

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2

to

Form F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

KING DIGITAL ENTERTAINMENT PLC*

(Exact Name of Registrant as Specified in Its Charter)

N/A

(Translation of Registrant’s Name into English)

Ireland	7372	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

King Digital Entertainment plc

Fitzwilton House

Wilton Place

Dublin 2, Ireland

+44 (0) 20 3451 5464

(Address, Including ZIP Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

King.com Inc.

188 King Street, Unit 302

San Francisco, CA 94107

(415) 777-8204

(Name, Address, Including ZIP Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Mark C. Stevens, Esq. Jeffrey R. Vetter, Esq. James D. Evans, Esq. Fenwick & West LLP 801 California Street Mountain View, California 94041 (650) 988-8500	Robert Miller Frankie Williams Tenth Floor Central Saint Giles 1 St. Giles High Street London WC2H 8AG United Kingdom	Katharine A. Martin, Esq. Robert Sanchez, Esq. Michael C. Labriola, Esq. Wilson Sonsini Goodrich & Rosati, Professional Corporation 1700 K Street, NW, Fifth Floor Washington, D.C. 20006 (202) 973-8800

Approximate date of commencement of proposed offering to the public: as soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

*	The registrant is a public limited company organized under the laws of Ireland known as King Digital Entertainment plc. Prior to completion of this offering, King Digital Entertainment plc, a company created for the purpose of facilitating the public offering contemplated hereby, will become the holding company of the King group of companies by way of a share-for-share exchange in which the existing shareholders of Midasplayer International Holding Company p.l.c., a public limited liability company organized under the laws of Malta and the current parent company of the King group of companies, exchange their shares in Midasplayer International Holding Company p.l.c. for shares having substantially the same rights in King Digital Entertainment plc.

EXPLANATORY NOTE

This Amendment No. 2 (Amendment No. 2) to the Registration Statement on Form F-1 (File No. 333-193984) of King Digital Entertainment plc (Registration Statement) is being filed solely for the purpose of filing certain exhibits as indicated in Part II of this Amendment No. 2. This Amendment No. 2 does not modify any provision of the prospectus that forms a part of the Registration Statement. Accordingly, a preliminary prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6.	Indemnification of Directors and Officers

To the fullest extent permitted by Irish law, our articles of association confer an indemnity on our directors and officers. However, this indemnity is limited by the Irish Companies Acts, which prescribe that an advance commitment to indemnify only permits a company to pay the costs or discharge the liability of a director or corporate secretary where judgment is given in favor of the director or corporate secretary in any civil or criminal action in respect of such costs or liability, where he is acquitted or where an Irish court grants relief because the director or corporate secretary acted honestly and reasonably and ought fairly to be excused. Any provision whereby an Irish company seeks to commit in advance to indemnify its directors or corporate secretary over and above the limitations imposed by the Irish Companies Acts will be void under Irish law, whether contained in its articles of association or any contract between the company and the director or corporate secretary. This restriction does not apply to our executives who are not directors, the corporate secretary or other persons who would be considered “officers” within the meaning of that term under the Irish Companies Acts.

Our Articles also contain indemnification and expense advancement provisions for persons who are not directors or our corporate secretary.

We are permitted under our Articles and the Irish Companies Acts to take out directors’ and officers’ liability insurance, as well as other types of insurance, for our directors, officers, employees and agents.

Additionally, through our wholly-owned subsidiary, King.com Inc., we intend to enter into agreements to indemnify our directors and officers to the maximum extent allowed under Delaware law. These agreements, among other things, provide that we will indemnify our directors for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by such person in any action or proceeding, including any action by or in our right, on account of any services undertaken by such person on our behalf or that person’s status as our director.

Item 7.	Recent Issuances of Unregistered Securities.

Since March 12, 2011, we have made the following sales of unregistered securities:

D1 Ordinary Share Issuances

•

From March 12, 2011 through March 12, 2014, we granted to our directors, officers, employees, consultants and other service providers share options to purchase an aggregate of 32,583,408 D1 ordinary shares with a per share weighted-average exercise price of $10.22.

•

From March 12, 2011 through March 12, 2014, we issued to our directors, officers, employees, consultants and other service providers an aggregate of 325,000 D1 ordinary shares at a per share purchase price of $0.00008 pursuant to exercises of share options.

•

From March 12, 2011 through March 12, 2014, we granted to our directors, officers, employees, consultants and other service providers shadow options to purchase an aggregate of 223,750 ordinary shares all with a per share exercise price of $0.00008.

•

From March 12, 2011 through March 12, 2014, we issued to our directors, officers, employees, consultants and other service providers an aggregate of 14,301,788 D1 ordinary shares at a per share weighted-average purchase price of $0.15 pursuant to purchases of restricted shares.

D2 Ordinary Share Issuances

•	On December 6, 2011 and December 30, 2011, we issued an aggregate of 15,321,368 D2 ordinary shares at a per share purchase price of $0.00008 to three of our directors and executive officers.

D3 Ordinary Share Issuances

•	On January 31, 2014, we issued to our directors, officers and employees an aggregate of 10,855,580 D3 ordinary shares at a per share purchase price of $0.28.

E Ordinary Share Issuances

•	On December 6, 2011, we issued 17,227,880 E ordinary shares at a per share purchase price of $0.00008 to an executive officer. These shares were subsequently repurchased by us in January 2014.

Deferred Share Issuances

•	On November 15, 2013, we issued 503,355,703 deferred shares at a per share purchase price of $0.00008 to an executive officer.

The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act (or Regulation D or Regulation S promulgated thereunder), or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in these transactions.

Item 8.	Exhibits and Financial Statement Schedules.

(a)	The Exhibit Index is hereby incorporated herein by reference.

(b)	Financial Statement Schedules.

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on March 21, 2014.

KING DIGITAL ENTERTAINMENT PLC

By:	/S/ RICCARDO ZACCONI

Name: Riccardo Zacconi Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/S/ RICCARDO ZACCONI Riccardo Zacconi	Director and Chief Executive Officer (Principal Executive Officer)	March 21, 2014

* Hope Cochran	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 21, 2014

* John Sebastian Knutsson	Director and Chief Creative Officer	March 21, 2014

* Stephane Kurgan	Director and Chief Operating Officer	March 21, 2014

* Melvyn Morris	Director	March 21, 2014

* Roy Mackenzie	Director	March 21, 2014

* Gerhard Florin	Director	March 21, 2014

* Robert S. Cohn	Director	March 21, 2014

* E. Stanton McKee, Jr.	Director	March 21, 2014

Andrew P. Sillitoe	Director

*By:	/S/ RICCARDO ZACCONI	Attorney-in-fact	March 21, 2014

Riccardo Zacconi

	KING.COM INC.	Authorized Representative in the United States

By:	/S/ RICCARDO ZACCONI	March 21, 2014

Name: Riccardo Zacconi
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

1.01*	Form of Underwriting Agreement.

3.01#	Memorandum and Articles of Association of the Registrant as in effect prior to this offering.

3.02	Form of Amended and Restated Memorandum and Articles of Association of the Registrant to be effective prior to the completion of this offering.

4.01#	Form of Registrant’s ordinary share certificate.

4.02	Form of Registration Rights Agreement between the Registrant and the shareholders party thereto.

5.01#	Form of Opinion of William Fry.

8.01#	Form of Tax Opinion of William Fry (included in Exhibit 5.01).

8.02#	Tax Opinion of Fenwick & West LLP.

10.01#	Lease between Central Saint Giles Limited Partnership, Specific Media UK Limited and Interactive Media Holdings Inc., dated December 31, 2010, and Agreement for Assignment of Lease between Midasplayer.com Limited and Specific Media UK Limited, dated May 31, 2013.

10.02#	Lease Agreements between Midasplayer AB and GE Real Estate Storstad AB, dated February 23, 2012 and between Midasplayer AB and Atrium Ljungberg St: Eriksgatan AB, dated February 26, 2013.

10.03#	Services Agreement between Midasplayer AB and InterXion Sverige AB, dated August 15, 2008.

10.04#	Form of Indemnity Agreement entered into between King.com Inc. and its officers and directors.

10.05#	Service Agreement between Midasplayer.com Limited and Riccardo Zacconi, dated March 9, 2014.

10.06#	Service Agreement between Midasplayer AB and John Sebastian Knutsson, dated March 7, 2014.

10.07#	Service Agreement between Midasplayer.com Limited and Stephane Kurgan, dated March 11, 2014.

10.08#	Service Agreement between Midasplayer.com Limited and Robert Miller, dated March 9, 2014.

10.09#	Consultancy Agreement between Midasplayer AB and Joshsthlm AB, dated January 7, 2013.

10.10#	Registered Apple Developer Agreement.

10.11#	Google Play Developer Distribution Agreement, Developer Program Policies, and Brand Guidelines.

10.12#	Facebook Platform Policies, Statement of Rights and Responsibilities, Developer Payment Terms Advertising Guidelines, and Brand Resource Guidelines.

10.13#	Midasplayer International Holding Company Limited 2012 Share Incentive Plan (for United States Services Providers) and forms of subscription agreement thereunder.

10.14#	Forms of non-U.S. equity-settled award agreements.

10.15#	Form of Discretionary Bonus Unit award letter.

10.16#	2014 Equity Incentive Plan and form of agreement thereunder.

10.17#	ABL Credit Agreement between Midasplayer International Holding Company Limited, King.com Limited, Midasplayer Vertriebs GmbH, JP Morgan Chase Bank, N.A. and the lenders from time to time party thereto, dated October 7, 2013.

10.18#	Lease Agreement between Midasplayer AB and Diligentia Fyrkanten AB, dated June 12, 2013, and Addendums No. 1 and No. 2 to the Lease Agreement with Diligentia Fyrkanten AB, dated November 5, 2013.

10.19#	Service Agreement between Midasplayer.com Limited and Hope Cochran, dated March 7, 2014.

10.20#	Description of Management Services Arrangement between Midasplayer.com Limited and Apax Partners LLP.

10.21#	License Agreement between Midasplayer AB and Joshsthlm AB, dated October 28, 2011.

21.01#	Subsidiaries of the Registrant.

23.01#	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.02#	Consent of Fenwick & West LLP (included in Exhibit 8.02).

23.03#	Form of Consent of William Fry, Solicitors (included in Exhibit 5.01).

24.01#	Powers of Attorney.

#	Previously filed
*	To be filed by amendment.